Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Genasys Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	457(c)	1,495,472(1)	$2.47(2)	$3,694,414	$0.00015310	$566
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$3,694,414	—	$566
	Total Fees Previously Paid				—	—	—	—
	Total Fees Offsets				—	—	—	—
	Net Fee Due				—	—	—	$566
(1)

This registration statement registers 1,495,472 shares (the “Shares”) of common stock, $0.00001 par value per share (“Common Stock”) of Genasys Inc. (the “Company”) issued under the terms of that certain Membership Interest Purchase Agreement entered into by the Company on September 20, 2023. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also relates to an indeterminate number of additional shares of Common Stock issued or then issuable upon any stock split, dividend, interest payment or other distribution, recapitalization or similar event with respect to the foregoing.

(2)

The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act. In accordance with Rule 457(c) of the Securities Act, the price shown is the average of the high and low sales prices of the Common Stock on December 19, 2024 as reported on The NASDAQ Capital Market.